Exhibit 3.1

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF VILLAGE BANK AND TRUST FINANCIAL CORP.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Village Bank and Trust Financial Corp.

2.	The corporation’s Articles of Incorporation are amended as follows:

The following is hereby added to the end of Paragraph A of Article III:

As of 12:01 a.m., Eastern Time, on August 8, 2014 (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each sixteen (16) shares of issued and outstanding Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”). The Corporation will not issue fractional shares. The number of shares to be issued to each holder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any holder would not be a whole number. From and after the Effective Time, certificates representing Old Common Stock shall confer no right upon the holders thereof other than the right to exchange them for certificates representing New Common Stock pursuant to the provisions hereof.

The remainder of Article III is not changed by this amendment.

3.	The foregoing amendment was adopted on July 22, 2014.

4.	Pursuant to Article VII of the corporation’s Articles of Incorporation, this amendment has been approved and recommended by at least two-thirds (2/3) of the Board of Directors of the corporation.

5.	The amendment was proposed by the Board of Directors and submitted to the holders of the corporation’s voting common stock, the only class of voting capital stock outstanding, in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The number of shares outstanding on the record date, the number of votes entitled to be cast on the proposed amendment and the number of votes cast for and against the amendment were as follows:

Number of shares outstanding:	5,338,295
Number of votes entitled to be cast:	5,294,497
Number of votes for:	3,799,507
Number of votes against:	469,819

(b)	The total number of votes cast for the amendment was sufficient for approval of the amendment.

6.	The Certificate of Amendment to be issued as a result of the filing of these Articles of Amendment shall become effective as of 12:01 a.m., Eastern Time, on August 8, 2014 in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

[Signature follows on next page]

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IN WITNESS WHEREOF, Village Bank and Trust Financial Corp. has caused these Articles of Amendment to the Articles of Incorporation to be signed by C. Harril Whitehurst, Jr., a duly authorized officer of the corporation.

Dated: August 6, 2014	VILLAGE BANK AND TRUST FINANCIAL CORP.

	By:	/s/ C. Harril Whitehurst, Jr.
	Name:	C. Harril Whitehurst, Jr.
	Title:	Executive Vice President
and Chief Financial Officer

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